EXHIBIT 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Completes Two-for-One Unit Split and
Increases Distribution
HOUSTON, April 19, 2007 – Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that it has completed its previously announced two-for one split of all Partnership units. The Partnership’s common units (NRP) and its subordinated units (NSP) will trade on a post-split basis beginning at the opening of trading today. There are now 64,891,136 units outstanding, consisting of 52,453,590 common units, 11,353,634 subordinated units and 1,083,912 Class B units.
In addition, the Board of Directors of its general partner has declared a split-adjusted first quarter 2007 distribution of $0.455 per unit for both NRP and NSP, an increase of $0.015 in its quarterly distribution. This equates to an annualized distribution of $1.82 per unit. The distribution will be paid on May 14, 2007 to unitholders of record on May 1, 2007. This makes the fifteenth consecutive quarter that NRP has increased its distribution and represents a 15% increase over the same period last year.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
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